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                                                                   Exhibit 10.15


                              FTP SOFTWARE, INC.

                        1994 EXECUTIVE COMPENSATION PLAN
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                        1994 EXECUTIVE COMPENSATION PLAN

The Board of Directors of FTP Software, Inc. believe that the company has grown and matured to the point where a formal Executive Compensation Plan is necessary to attract and maintain the executive talent required to allow the company to achieve its current and future objectives. Executives covered by the Plan are those who have executed a 1994 Officer's Agreement.

The components of this plan will be as follows:

     Base Salary:  Will be competitive and in the middle range.

     Performance Bonuses: Will be a percentage of base salary and will be earned based upon predetermined criteria tied to key performance objectives of the business.

     Stock Options:  Will be granted from time to time based on performance.


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                           1994 EXECUTIVE BONUS PLAN


1994 Bonus Plan:

For 30% of base salary, must achieve the following performance:

Target:                                   Value:
- ------                                    -----
100% of Revenue Plan           33 1/3% of 30% of base salary
100% of Profit Plan            33 1/3% of 30% of base salary
100% of Cash Plan              33 1/3% of 30% of base salary

The entry level for minimum achievement will be 95% and maximum achievement will be 120% of plan.

The performance curve will be from 95% to 120% of plan with the following criteria:

                      95% = 10% of base salary
                     100% = 30% of base salary
                     110% = 40% of base salary
                     120% = 50% of base salary

The performance curve is interpolated between the criteria defined above. For example, for achievement at 105%, a bonus of 35% of base salary is payable.



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                                 REVENUE PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 95% of budget.

Additional Payments: The bonus will increase from 10% of base salary at 95% performance against budget to 33 1/3% of 30% of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of 50% of base salary at 120% performance against budget.

The maximum bonus payable is that percent of base salary indicated at the 120% of performance against budget level.


                                  PROFIT PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 95% of budget.

Additional Payments: The bonus will increase from 10% of base salary at 95% performance against budget to 33 1/3% of 30% of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of 50% of base salary at 120% performance against budget.

The maximum bonus payable is that percent of base salary indicated at the 120% of performance against budget level.


                                   CASH PLAN

Entry Point: No Annual Bonus will be paid for performance which is less than 95% of budget.

Additional Payments: The bonus will increase from 10% of base salary at 95% performance against budget to 33 1/3% of 30% of base salary at 100% performance against budget. From 100% performance against budget, the bonus will increase to 33 1/3% of 50% of base salary at 120% performance against budget.


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The maximum bonus payable is that percent of base salary indicated at the 120%
of performance against budget level.



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                         1994 BONUS PLAN PAYMENT TERMS

Payments: The Annual Bonus will be paid within ninety (90) days following the close of FTP's books.

General Terms:

     Adjustments: Equitable adjustments to the Program caused by FTP directives, external events, acquisitions, etc., may be made from time to time and will be confirmed by an exchange of letters between FTP and the participant. Adjustments must be approved by the Compensation Committee of the Board of Directors.

     Termination of Employment: In the event of termination of a Participant, the payment of all credited but unpaid monies under the Program will depend upon the circumstances of termination, as follows:

          1. If the Participant leaves of his/her own free will, credited but unpaid monies are forfeited.

          2. If FTP causes the termination, unilaterally or through negotiation, for other than cause, credited monies, including a pro-rata share of the then current year, will be paid at termination, or in accordance with the "Payments" paragraph above, at the option of FTP.

          3. In the case of death, all monies will be paid in accordance with the beneficiary named in the group insurance plan.

     Employment: Neither the action of FTP in establishing this Program nor any action taken by it under any provisions of this Program shall be construed as giving to any Participant the right to be retained in FTP's employ or any right to Program benefits or payments whatsoever, except to the extent of the benefits provided for by this Program. FTP expressly reserves the right at any time to dismiss any Participant without incurring any liability for any claim against itself for any payment whatsoever, except to the extent provided for in this Program.

 Felony Conviction:  Notwithstanding any other provision of this Program, if a
  Participant   is convicted of a felony involving fraud, misappropriation of
  funds, or other criminal   activity of a similar nature involving FTP or its
  assets, illegal use of trade secrets or

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  proprietary information gained while in the employ of FTP, such Participant's rights to any benefits under this Program shall be permanently and immediately forfeited.




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                               FTP SOFTWARE, INC.

                     1994 TARGETS FOR EXECUTIVE BONUS PLAN
                     -------------------------------------

                     REVENUE PLAN:                 $86,900,000.00

                     PROFIT PLAN
                     (NET INCOME FROM
                     OPERATIONS):                  $33,609,602.00

                     CASH PLAN:                    $80,908,463.00


The above targets are based upon the attached 1994 Budget and 1994 Cash Flow Analysis.


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